Exhibit 99

NEWS RELEASE
CONTACT: media@hawaiianelectric.com	FOR IMMEDIATE RELEASE

Hawaiian Electric provides update on Lahaina fires, response
HONOLULU, Aug. 27, 2023 – Hawaiian Electric Company, Inc. (“Hawaiian Electric”), a subsidiary of Hawaiian Electric Industries, Inc. (NYSE: HE) (“HEI”), today issued the following update in response to the lawsuit filed on Thursday by the County of Maui.

“Our hearts and hands are with the people of Lahaina and Maui,” said Shelee Kimura, president and CEO of Hawaiian Electric. “Hawai‘i has thrived on the collective strength and unity of our community, and we need to embrace that spirit now more than ever. There are important lessons to be learned from this tragedy by all of us collectively, and we are resolved to figure out what we need to do to keep our communities safe as climate issues rapidly intensify here and around the globe. We invite others to do the same with us.”

Several important facts are clear about the events on Aug. 8:

•A fire at 6:30 a.m. (the “Morning Fire”) appears to have been caused by power lines that fell in high winds.
•The Maui County Fire Department responded to this fire, reported it was “100% contained,” left the scene and later declared it had been “extinguished.”
•At about 3 p.m., a time when all of Hawaiian Electric’s power lines in West Maui had been de-energized for more than six hours, a second fire (the “Afternoon Fire”) began in the same area.
•The cause of the devastating Afternoon Fire has not been determined.

“We were surprised and disappointed that the County of Maui rushed to court even before completing its own investigation,” Kimura said. “We believe the complaint is factually and legally irresponsible. It is inconsistent with the path that we believe we should pursue as a resilient community committed and accountable to each other as well as to Hawai‘i’s future. We continue to stand ready to work to that end with our communities and others. Unfortunately, the county’s lawsuit may leave us no choice in the legal system but to show its responsibility for what happened that day.”

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Hawaiian Electric	PO BOX 2750, HONOLULU, HI 96840-0001

Hawaiian Electric provides update on Lahaina fires, response

Aug. 27, 2023

Outlined below are additional details:

•The records conclusively establish that Hawaiian Electric power lines to Lahaina were not energized when the Afternoon Fire broke out shortly before 3 p.m. on Aug. 8, in a field near Lahaina Intermediate School. Power had been out for more than six hours by that time. There was no electricity flowing through the wires in the area or anywhere else on the West Maui coast. Hawaiian Electric has informed ATF investigators of the availability of records that demonstrate these facts.

•The small Morning Fire, seen in videos taken by local residents, began more than eight hours earlier. Those videos show that power lines had fallen to the ground in high winds near the intersection of Lahainaluna Road and Ho‘okahua Street at approximately 6:30 a.m. A small fire that can be seen by the downed lines spread into the field across the street from the Intermediate School.

•The Maui County Fire Department responded promptly to the Morning Fire. According to the Department’s public statement that morning, by 9 a.m. the Morning Fire was “100% contained.” The Maui County fire chief subsequently reported that the Fire Department had determined that the Morning Fire was “extinguished,” and the Fire Department left the scene by 2 p.m.

•Once the fire was out, Hawaiian Electric emergency crews arrived at Lahainaluna Road in the afternoon of Aug. 8 to make repairs; they saw no fire or smoke or embers. All lines to Lahaina remained de-energized and all power in the area remained off.

•Shortly before 3 p.m., while the power remained off, our crew members saw a small fire about 75 yards away from Lahainaluna Road in the field near the Intermediate School. They immediately called 911 and reported that fire.

•By the time the Maui County Fire Department arrived back on the scene, it was not able to contain the Afternoon Fire and it spread out of control toward Lahaina.

“The county’s lawsuit distracts from the important work that needs to be done for the people of Lahaina and Maui,” said Scott Seu, president and CEO of HEI. “Since the devastating fire in Lahaina, Hawaiian Electric’s focus has been supporting all of those who have been impacted and helping Maui recover. HEI stands with Hawaiian Electric and the community in rebuilding Lahaina and empowering a thriving future for Maui and the other islands we serve.”

Forward-Looking Statements

This statement may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of

Hawaiian Electric	PO BOX 2750, HONOLULU, HI 96840-0001

Hawaiian Electric provides update on Lahaina fires, response

Aug. 27, 2023

assumptions concerning HEI, Hawaiian Electric and their subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this statement should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2022 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Hawaiian Electric	PO BOX 2750, HONOLULU, HI 96840-0001